Exhibit 99.1

Edgewise Therapeutics Appoints Industry Veteran Jonathan C. Fox, M.D., Ph.D., FACC to its Board of Directors

–   President and Chief Medical Officer (CMO) of BridgeBio Pharma and Former CMO of MyoKardia brings strong cardiovascular expertise to Edgewise –

BOULDER, Colo.--(BUSINESS WIRE)--February 6, 2023--Edgewise Therapeutics, Inc., (NASDAQ: EWTX), a clinical-stage biopharmaceutical company focused on developing orally bioavailable, targeted, small molecule therapies for individuals with devastating muscle disorders, announced today the appointment of Jonathan C. Fox, M.D., Ph.D., FACC, to its Board of Directors. Dr. Fox brings considerable expertise in clinical development and regulatory strategy to Edgewise, serving currently as President and CMO at BridgeBio Pharma, and previously as CMO at MyoKardia, where he was one of the inventors of Camzyos® (mavacamten) for the treatment of obstructive hypertrophic cardiomyopathy (oHCM).

“We are pleased to expand our cardiovascular leadership as we welcome Jonathan to our Board of Directors,” said Kevin Koch, Ph.D., President and Chief Executive Officer. “Jonathan’s working knowledge across all phases of cardiovascular clinical development and product approvals will be invaluable as we advance our novel cardiac program, EDG-7500, towards a Phase 1 trial in HCM in the second half of 2023.”

“Edgewise’s genetically targeted approach and cutting-edge scientific platform has the potential to fundamentally improve the lives of individuals with severe and progressive muscle disorders,” said Dr. Fox. “I’m impressed with EDG-7500, a novel investigational therapy for the treatment of HCM with a differentiated mechanism of action.”

Dr. Fox is currently the President and CMO for cardiovascular and renal diseases at BridgeBio Pharma, a clinical stage biotechnology company developing novel, genetically targeted therapies. Prior to that, Dr. Fox served as the CMO of MyoKardia, Inc. from 2013 to 2016 and as a senior advisor from 2016 to 2017. Additionally, he worked as a consultant at Nigel-Montgomery from 2012 to 2013 and held various senior positions successively at SmithKline Beecham, Merck Research Laboratories and AstraZeneca from 1998 to 2012. He was also on the faculty of the University of Pennsylvania School of Medicine from 1993 to 2013. He currently holds an adjunct faculty position at the Stanford University Cardiovascular Institute. Dr. Fox serves on the board at ML BioSolutions and is a trustee of the Lankenau Institute for Medical Research. He received his A.B. in biology, his Ph.D. in medicine and pathology and his M.D. from the University of Chicago and completed his training in Internal Medicine and Cardiology at Duke University. Dr. Fox is ABIM Certified in Cardiovascular Diseases and is a Fellow of the American College of Cardiology.

About Edgewise Therapeutics

Edgewise Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery, development, and commercialization of innovative treatments for severe, rare neuromuscular and cardiac disorders for which there is significant unmet medical need. Guided by its holistic drug discovery approach to targeting the muscle as an organ, Edgewise has combined its foundational expertise in muscle biology and small molecule engineering to build its proprietary, muscle-focused drug discovery platform. Edgewise’s platform utilizes custom-built high throughput and translatable systems that measure integrated muscle function in whole organ extracts to identify small molecule precision medicines regulating key proteins in muscle tissue. The Company’s lead candidate, EDG-5506, an investigational orally administered small molecule designed to protect injury-susceptible fast skeletal muscle fibers in dystrophinopathies, is advancing in multiple clinical trials in individuals with Duchenne, Becker and Limb Girdle 2i muscular dystrophies, and McArdle’s disease. The Company is also advancing EDG-7500, a novel sarcomere modulator for hypertrophic cardiomyopathy, into IND-enabling preclinical development. To learn more, go to: www.edgewisetx.com or follow us on LinkedIn, Twitter and Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements as that term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, statements regarding the potential of, and expectations regarding, Edgewise’s drug discovery platform, product candidates and programs, including EDG-7500; statements about the expected timing of Edgewise’s initiation of a Phase 1 clinical trial for EDG-7500; and statements by Edgewise’s president and chief executive officer and board member. Words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “will,” “goal,” “potential” and similar expressions are intended to identify forward-looking statements. The forward-looking statements contained herein are based upon Edgewise’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results could differ materially from those projected in any forward-looking statements due to numerous risks and uncertainties, including but not limited to: risks associated with the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics and operating as an early clinical stage company including the potential for Edgewise’s product candidates to cause serious adverse events; Edgewise’s ability to develop, initiate or complete preclinical studies and clinical trials for, obtain approvals for and commercialize any of its product candidates for muscular dystrophy patients or other patient populations; the timing, progress and results of preclinical studies and clinical trials for EDG-7500; Edgewise’s ability to obtain IND clearance for EDG-7500; Edgewise’s ability to raise any additional funding it will need to continue to pursue its business and product development plans; negative impacts of the COVID-19 pandemic on Edgewise’s operations, including preclinical and clinical trials; the timing, scope and likelihood of regulatory filings and approvals; the potential for any clinical trial results to differ from preclinical, interim, preliminary, topline or expected results; Edgewise’s ability to develop a proprietary drug discovery platform to build a pipeline of product candidates; Edgewise’s manufacturing, commercialization and marketing capabilities and strategy; the size of the market opportunity for Edgewise’s product candidates; the loss of key scientific or management personnel; competition in the industry in which Edgewise operates; Edgewise’s reliance on third parties; Edgewise’s ability to obtain and maintain intellectual property protection for its product candidates; general economic and market conditions; and other risks. Information regarding the foregoing and additional risks may be found in the section entitled “Risk Factors” in documents that Edgewise files from time to time with the U.S. Securities and Exchange Commission. These forward-looking statements are made as of the date of this press release, and Edgewise assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law.

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CONTACT:

Investors & Media

Michael Carruthers

Chief Financial Officer

ir@edgewisetx.com